EXHIBIT 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (including any schedule or annex hereto, this “Agreement”) is made as of December 22, 2008, by and between Avatar Properties Inc., a Florida corporation (the “Company”), and Jonathan Fels (the “Employee”), and amends and restates in its entirety the amended and restated employment agreement dated as of April 15, 2005 between the Company and the Employee and as further amended on September 28, 2005 and December 26, 2006 (the “Original Agreement”).

W I T N E S S E T H

WHEREAS, the Employee is currently employed by the Company;

WHEREAS, the Company desires to amend the Original Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as permitted under the guidance promulgated thereunder (collectively “Section 409A”); and

WHEREAS, such Agreement shall supersede the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Employment and Term. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, in the capacity and upon the terms and conditions set forth herein. The term of employment under this Agreement shall be for the period commencing as of January 1, 2005 and ending on December 31, 2010, unless extended pursuant to Section 5(a)(viii) or earlier terminated as herein provided (the “Term of Employment”; provided, that, for purposes of Sections 4, 6(h) and 8(a) hereof, the Term of Employment shall also include the period beginning on January 1, 2003 and ending on December 31, 2004). With respect to any date referred to herein, the term “Anniversary” shall mean the annual recurrence of such date.

2. Duties. During the Term of Employment, the Employee shall serve as the Company’s President, and shall perform such duties, functions and responsibilities as are customarily associated with and incident to the position of President and as the Company may, from time to time, require of him, including, but not limited to, the performance of such functions and duties for the Company, Avatar Holdings Inc., a Delaware corporation and the parent corporation of the Company (“Avatar”), or any of their subsidiaries or affiliates (the foregoing entities being referred to herein collectively as the “Avatar Entities” and each as an “Avatar Entity”) as the Company may require, subject to the direction of the Company’s Board of Directors. The Employee shall serve the Company faithfully, conscientiously and to the best of the Employee’s ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or disability, the Employee shall devote all of his time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Employee’s duties may reasonably require, to the duties of the Employee’s employment. The principal place of employment of the Employee shall be the current principal executive offices of the Company and/or such other location within fifty (50) miles of Company’s current principal place of business as shall be necessary for the Employee to discharge his duties hereunder. The Employee acknowledges that in the course of his employment he may be required, from time to time, to travel on behalf of the Company; provided, however, that the Employee shall not be required to spend more than 25% of his business time (determined on an annual basis) on overnight travel.

3. Compensation and Benefits. As full and complete compensation for the Employee’s execution and delivery of this Agreement and performance of any services hereunder, the Company shall pay, grant or provide the Employee, and the Employee agrees to accept, the following compensation and benefits:

(a) Base Salary. Except as provided in Section 6(f)(ii) hereof, the Company shall pay the Employee a base salary (“Base Salary”) at an annual rate of $500,000 payable at such times and in accordance with the standard payroll practices of the Company. On an annual basis or at such other times as the Company may determine, the Employee’s Base Salary shall be reviewed, and in the sole discretion of the Board of Directors of the Company, the Company may increase (but not decrease) the Employee’s Base Salary.

(b) Annual Bonus. Except as provided in Section 6(f)(ii) hereof, (i) during the Term of Employment, the Company shall pay the Employee, and the Employee shall accept from the Company for the Employee’s services, in addition to the Employee’s Base Salary, a calendar year annual cash bonus of $400,000 (“Annual Bonus”), and (ii) such Annual Bonus shall be payable on the last business day of the calendar year to which the Annual Bonus relates.

(c) Employee Benefits. The Company shall afford the Employee the opportunity to participate during the Term of Employment in any medical, dental, disability insurance, retirement, savings and any other employee benefits plans or programs (including perquisites) which Avatar maintains for senior executives of the Avatar Entities. Nothing in this Agreement shall require any Avatar Entity to establish, maintain or continue any benefit programs already in existence or hereafter adopted for senior executives of the Avatar Entities, and nothing in this Agreement shall restrict the right of the Avatar Entities to amend, modify or terminate any such benefit program.

(d) Expenses. The Employee shall be entitled to reimbursement or payment of reasonable business expenses (in accordance with Avatar’s policies for its senior executives, as the same may be amended from time to time in Avatar’s sole discretion), following the Employee’s submission of appropriate receipts and/or vouchers to the Company. Notwithstanding anything in this Agreement to the contrary, expense reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the expense is incurred.

(e) Vacations, Holidays or Temporary Leave. The Employee shall be entitled to take such amount of vacation per year as is permitted pursuant to and in accordance with the policies of Avatar for its senior executives (as such policies may be amended from time to time or terminated in Avatar’s sole discretion), without loss or diminution of compensation. Such vacation shall be taken at such time or times, and as a whole or in increments, as the Employee shall elect, consistent with the reasonable needs of the Company’s business. The Employee shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the policies of Avatar for its senior executives (as such policies may be amended from time to time or terminated in Avatar’s sole discretion).

4. Non-Competition and Protection of Confidential Information:

(a) Restrictive Covenants.

(i) During the Term of Employment and for one year following the Date of Termination, the Employee shall not directly or indirectly engage, participate, own or make any financial investments in, or become employed by or render (whether or not for compensation) any consulting, advisory or other services to or for the benefit of, any person, firm or corporation, that directly or indirectly, engages primarily in, the development of adult retirement communities and/or active adult communities; provided, however, that it shall not be a violation of this Agreement for the Employee (i) to have beneficial ownership of less than 1% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or quoted on an inter-dealer quotation system or (ii) to have beneficial ownership of less than 20% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities or otherwise having influence or control of such enterprise) if such securities are not registered under Section 12 of the Exchange Act or quoted on an inter-dealer quotation system.

(ii) During the Term of Employment and for one year following the Date of Termination, the Employee shall not, directly or indirectly, (A) solicit, in competition with the Avatar Entities, any person who is a customer of any business conducted by any of the Avatar Entities or (B) in any manner whatsoever induce, or assist others to induce, any supplier or contractor of any of the Avatar Entities to terminate its association with any such entity or do anything, directly or indirectly, to interfere with the business relationship between the Avatar Entities and any of their respective current or prospective suppliers or contractors.

(iii) During the Term of Employment and for one year following the Date of Termination, the Employee shall not, directly or indirectly, solicit or induce any employee of any of the Avatar Entities to terminate his or her employment for any purpose, including without limitation, in order to enter into employment with any entity which competes with any business conducted by any of the Avatar Entities.

(iv) The Employee recognizes and acknowledges that certain confidential and proprietary business and technical information used by the Employee in connection with the conduct of the business of the Avatar Entities which relates to the business practices, methods, processes or other confidential or secret aspects of the business of the Avatar Entities, is a valuable, special and unique asset of the Company, such information collectively being referred to as the “Confidential Information.” During the Term of Employment and for all time following the Date of Termination, the Employee shall not, directly or indirectly, furnish or make accessible to any person, firm, or corporation or other business entity, whether or not he, she, or it competes with the business of the Company, any Confidential Information without the prior written consent from the Company.

(v) Confidential Information shall not include any information or documents that (A) are or become publicly available without breach by the Employee of Section 4(a)(iv) hereof, (B) the Employee receives from any third party who, to the best of the Employee’s knowledge upon reasonable inquiry, is not in breach of an obligation of confidence with any of the Avatar Entities, or (C) is required to be disclosed by law, statute, governmental or judicial proceeding; provided, however, that in the event the Employee is requested by any governmental or judicial authority to disclose any Confidential Information, the Employee shall give the Company and Avatar prompt notice of such request such that the Company and Avatar may seek a protective order or other appropriate relief, and in any such proceeding the Employee shall disclose only so much of the Confidential Information as is required to be disclosed.

(vi) Notwithstanding the foregoing, the Employee acknowledges that during the Term of Employment and for all time following the Date of Termination, the Employee shall not, and shall not cause or permit any of its affiliates to, use the name “Brookman-Fels” (or any derivative thereof) except as expressly permitted by those certain License Agreements, each dated as of December 4, 1997, by and between Brookman-Fels Jeff Ian, Inc., as licensor and the companies listed on Schedule I hereto, each as a licensee, or except as otherwise permitted in writing by Avatar.

(b) Geographic Scope. The provisions of this Section 4 (other than Sections 4(a)(ii), (iii), (iv), (v), and (vi), which shall be in full force and effect without regard to the geographic limitations set forth in this Section 4(b)) shall be in full force and effect within a 100-mile radius of any site at which any of the Avatar Entities is preparing to develop, has commenced development of, or has a binding commitment or option to purchase, real estate.

(c) Remedies. The Employee acknowledges that his services are of a special, unique and extraordinary character and, his position with the Avatar Entities places him in a substantial relationship and a position of confidence and trust with specific prospective or existing customers, suppliers and employees of the Avatar Entities, and that in connection with his services to the Avatar Entities, the Employee will have access to confidential business or professional information vital to the businesses of the Avatar Entities. The Employee further acknowledges that in view of the nature of the business in which the Avatar Entities are engaged, the foregoing restrictive covenants in this Section 4 are reasonable and necessary in order to protect the legitimate business interests of the Avatar Entities and that violation thereof would result in irreparable injury to the Avatar Entities. Accordingly, the Employee consents and agrees that if the Employee violates or threatens to violate any of the provisions of this Section 4 the Avatar Entities would sustain irreparable harm and, therefore, any of the Avatar Entities shall be entitled to obtain from any court of competent jurisdiction, temporary, preliminary and/or permanent injunctive relief as well as damages, attorneys’ fees and costs, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which any of the Avatar Entities may be entitled.

5. Termination of Employment:

(a) The Employee’s employment with the Company shall terminate upon the occurrence of any of the following events (the date of each such event, the “Date of Termination”):

(i) on December 31, 2010 (absent a Change in Control (as defined below) and absent the parties having entered into a written agreement for the renewal or extension of this Agreement);

(ii) the death of the Employee during the Term of Employment;

(iii) at any time upon written notice to the Employee from the Company of termination of his employment due to Disability (as defined below) of the Employee during the Term of Employment;

(iv) at any time upon written notice to the Employee from the Company of termination of his employment for Cause (as defined below);

(v) at any time upon written notice to the Employee from the Company of termination of his employment Without Cause (as defined below);

(vi) the resignation by the Employee for Good Reason (as defined below) during the Term of Employment;

(vii) the resignation by the Employee Without Good Reason (as defined below) during the Term of Employment; or

(viii) in the event of a Change in Control (as defined below), on the date (the “Retention Date”) that is the earlier of (A) the first Anniversary of the Change in Control Date (as defined below) and (B) June 30, 2011; provided, that the Change in Control Date shall be on or prior to December 31, 2010. If the Retention Date shall occur after December 31, 2010, the Term of Employment shall be extended through and until such Retention Date, unless otherwise terminated in accordance with this Agreement. The period beginning on the Change in Control Date and ending on the Retention Date is referred to herein as the “Retention Period”.

(b) For purposes of this Agreement, the “Disability” of the Employee shall mean the Employee’s inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more material functions of the Employee’s employment under this Agreement with or without reasonable accommodation and which entitles the Employee to receive benefits under a disability plan or program that is provided to the Employee pursuant to Section 3(c), if any.

(c) For purposes of this Agreement, the term “Cause” shall mean the Employee’s (i) conviction or entry of a plea of guilty or nolo contendere, with respect to any felony, in each case that the Board of Directors of Avatar determines in good faith is or may become materially harmful to any Avatar Entity (either financially or with respect to such Avatar Entity’s business reputation), (ii) commission of any act of willful misconduct, gross negligence, fraud or dishonesty, in each case that the Board of Directors of Avatar determines in good faith is or may become materially harmful to any Avatar Entity (either financially or with respect to such Avatar Entity’s business reputation) or (iii) violation of any material term of this Agreement or any material written policy of the Company or Avatar; provided, that the Company first deliver written notice of such violation to the Employee and the Employee shall not have cured such violation within thirty (30) days after receipt of such written notice (the “Cure Period”); and provided further, that if upon expiration of the Cure Period such violation has not been cured and the Company determines, in its sole discretion, that the Employee is using his best efforts to cure such violation and such violation is capable of being cured, the Company shall provide the Employee, pursuant to a written notice, a reasonable amount of additional time (the “Extended Cure Period”) to cure such violation but in no event shall such Extended Cure Period exceed forty-five (45) days from the date on which the initial Cure Period expired.

(d) For purposes of this Agreement, “Without Cause” shall mean any reason other than the reasons described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv) and 5(a)(viii) hereof. The parties expressly agree that a termination of employment Without Cause pursuant to Section 5(a)(v) hereof may be for any reason whatsoever, or for no reason, in the sole discretion of the Company.

(e) For purposes of this Agreement, “Good Reason” shall mean (i) any assignment of material duties to the Employee other than those contemplated by this Agreement, provided that the Company shall have thirty (30) days after receipt of written notice by the Employee to cure or (ii) a material reduction in the rate of compensation, or a material reduction in fringe benefits (other than a material reduction in fringe benefits generally applicable to senior executives of Avatar) or any other material failure by the Company to perform its material obligations, provided that the Company shall have thirty (30) days after receipt of written notice by the Employee to cure. Employee acknowledges and agrees that a Change in Control (as defined below) may require adjustment to Employee’s existing duties; however, such adjustment shall not constitute “Good Reason” provided that such adjusted duties are comparable to Employee’s duties prior to such Change in Control.

(f) For purposes of this Agreement, “Without Good Reason” shall mean any reason other than that defined in this Agreement as constituting Good Reason.

(g) For purposes of this Agreement, “Change in Control” shall mean any of the following events: (a) a person or entity or group of persons or entities, acting in concert, becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of Avatar representing ninety percent (90%) or more of the combined voting power of the issued and outstanding common stock of Avatar; (b) the Board of Directors of Avatar approves any merger, consolidation or like business combination or reorganization of Avatar, the consummation of which would result in the occurrence of the event described in clause (a) above, and such transaction shall have been consummated; or (c) Avatar ceases to be engaged, directly or indirectly, and does not intend to be engaged at any time in the foreseeable future, in any real estate business. The date on which a Change in Control is consummated, with respect to clauses (a) and (b), or occurs, with respect to clause (c), is herein referred to as the “Change in Control Date.”

(h) For purposes of this Agreement, “Administrator” and “Retention Account” shall have the respective meanings ascribed to such terms in the Retention Account Procedures.

(i) For purposes of this Agreement, “Retention Account Procedures” shall mean the procedures set forth in the Annex hereto.

6. Payments Upon Termination of Employment.

(a) Termination upon Expiration of Term of Employment. If the Employee’s employment hereunder is terminated pursuant to Section 5(a)(i), the Company shall pay or provide to the Employee (i) in a lump sum payment within thirty (30) days following the Date of Termination, all Base Salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(e) hereof, in each case which has been earned but has not been paid as of the Date of Termination, (ii) any Annual Bonus which has been earned but has not been paid as of the Date of Termination, payable in a lump sum payment in accordance with Section 3(b), and (iii) any benefits to which the Employee may be entitled under any employee benefits plan or program pursuant to Section 3(c) hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination.

(b) Death or Disability.

(i) Subject to Section 6(b)(ii) below, if the Employee’s employment hereunder is terminated due to the Employee’s death or Disability pursuant to Sections 5(a)(ii) or (iii) hereof and a Change in Control Date shall not have occurred prior to such termination, the Company shall pay or provide to the Employee, his designated beneficiary or to his estate (i) in a lump sum payment within thirty (30) days following the Date of Termination, all Base Salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(e) hereof, in each case which has been earned but has not been paid as of the Date of Termination, (ii) a prorated Annual Bonus as of the Date of Termination payable in a lump sum payment in accordance with Section 3(b) and (iii) any benefits to which the Employee may be entitled under any employee benefits plan or program pursuant to Section 3(c) hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination. Should the Company wish to purchase insurance to cover the costs associated with the Employee’s termination of employment pursuant to Sections 5(a)(ii) or (iii), the Employee agrees to execute any and all necessary documents necessary to effectuate such insurance.

(ii) If the Employee’s employment hereunder is terminated due to the Employee’s death or Disability pursuant to Sections 5(a)(ii) or (iii) hereof and a Change in Control Date shall have occurred prior to such termination, (A) the Administrator shall disburse within thirty (30) days following the Date of Termination in a lump sum payment to the Employee, his designated beneficiary or to his estate a pro rata portion of the Retention Amount as of the Date of Termination equal to the Retention Amount multiplied by a fraction (x) the numerator of which is the number of days elapsed in the Retention Period as of the Date of Termination and (y) the denominator of which is the total number of days in the Retention Period and (B) the remaining balance of the Retention Amount shall be disbursed by the Administrator as a donation to one or more charitable, not-for-profit organizations designated by the Board of Directors of Avatar, in its sole discretion, in each case subject to and in accordance with the Retention Account Procedures.

(c) Termination for Cause or Resignation Without Good Reason. If the Employee’s employment hereunder is terminated pursuant to Section 5(a)(iv) or Section 5(a)(vii), the Company shall pay or provide to the Employee (i) in a lump sum payment within thirty (30) days following the Date of Termination, all Base Salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(e) hereof, in each case which has been earned but has not been paid as of the Date of Termination and (ii) any benefits to which the Employee may be entitled under any employee benefits plan or program pursuant to Section 3(c) hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination, in each case subject to set-off, counterclaim, recoupment, defense or any other claim, right or cause of action which the Company may have against the Employee or others. Notwithstanding the foregoing, if a Change in Control Date has occurred and the Employee’s employment hereunder is terminated pursuant to Section 5(a)(iv) or Section 5(a)(vii) during the Retention Period, Employee shall not be entitled to receive any portion of the Retention Amount and the entire balance of the Retention Amount shall be disbursed by the Administrator as a donation to one or more charitable, not-for-profit organizations designated by the Board of Directors of Avatar, in its sole discretion, subject to and in accordance with the Retention Account Procedures.

(d) Termination Without Cause or Resignation For Good Reason. If the Employee’s employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(v), or due to the Employee’s resignation for Good Reason pursuant to Section 5(a)(vi), then:

(i) The Company shall continue to pay the Employee his full Base Salary and Annual Bonus in accordance with normal payroll practices and without interest through the earlier of (A) December 31, 2010 and (B) the second Anniversary of the Date of Termination, at the rate in effect at the time notice of the termination of the Employee’s employment is given in accordance with Section 5(a)(v) or Section 5(a)(vi) hereof, as the case may be, with each payment due during such period hereby designated a “separate payment” for purposes of Section 409A; provided, however, that if a Change of Control Date shall have occurred prior to Employee’s termination Without Cause or resignation for Good Reason, the Administrator shall disburse the Retention Amount (as defined in Section 6(f) hereof) to the Employee in a lump sum payment within thirty (30) days following the Date of Termination, subject to and in accordance with the Retention Account Procedures; and

(ii) The Employee shall be entitled to participate in all employee benefit plans and programs to the extent applicable to other senior executives of Avatar and the Company (provided that the Employee’s continued participation is permissible under the general terms and provisions of such plans and programs) through the earlier of (A) December 31, 2010 and (B) the second Anniversary of the Date of Termination; provided, however, that if a Change of Control shall have been consummated prior to Employee’s termination Without Cause or resignation for Good Reason, the Employee shall be entitled to participate in such benefit plans and programs through the Retention Date. In the event that the Employee’s participation in any such plan or program is not permitted, the Employee shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations made by the Company to the Employee’s account or on the Employee’s behalf under such plans and programs.

(e) Duty to Seek Other Employment. If the Employee’s employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(v), or due to the Employee’s resignation for Good Reason pursuant to Section 5(a)(vi), the Employee agrees, during the entire period of time that the Employee is entitled to receive any benefits pursuant to Section 6(d) above, to make known the Employee’s availability for employment involving services of a nature substantially similar and of a comparable stature to those performed by the Employee on behalf of the Company in a manner customary for executives holding positions substantially similar and of a comparable stature to the Employee’s position with the Company; provided, however, that, subject to Section 4 hereof, the Employee shall only be obligated to accept such employment if the principal office where the Employee will be employed is located within a fifty (50) mile radius of Coral Gables, Florida. The Employee agrees to keep the Chairman of the Board of Avatar (or his designee) apprised of the Employee’s employment status during such period and, if requested, the Employee will provide appropriate supporting documentation with respect to the salary, bonuses or other compensation earned by and benefits made available to the Employee in respect of such employment. In the event the Employee secures employment as described in this Section 6(e), the Company shall be entitled to (i) deduct from the amounts payable to the Employee pursuant to Sections 6(d)(i) and 6(d)(ii) above (excluding any accrued but unpaid Annual Bonus through the Date of Termination) any salary, bonuses or other compensation paid to the Employee in connection with such employment and (ii) terminate the Employee’s participation in (and shall not be required to pay the Employee any sums in respect of) any employee benefit plans and programs described in Section 6(d)(ii) that are substantially similar to any employee benefit plans and programs in which the Employee participates in connection with such new or existing employment. The Employee agrees promptly to repay to the Company any amounts paid to the Employee by the Company pursuant to Sections 6(d)(i) and 6(d)(ii) which the Company was entitled to deduct from such amounts pursuant to this Section 6(e).

(f) Change in Control; Termination Upon the Retention Date. In the event of a Change in Control during the Term of Employment:

(i) The Company shall pay or provide to the Employee (i) in a lump sum payment within thirty (30) days following the Date of Termination, all Base Salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(e) hereof, in each case which has been earned but has not been paid as of the Date of Termination , (ii) any prorated Annual Bonus which has been earned but has not been paid as of the Date of Termination, payable in a lump sum payment in accordance with Section 3(b), and (iii) any benefits to which the Employee may be entitled under any employee benefits plan or program pursuant to Section 3(c) hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Change in Control Date.

(ii) Base Salary and Annual Bonus payments otherwise payable to the Employee during the Retention Period pursuant to Sections 3(a) and 3(b) hereunder, respectively, shall be subject to the Retention Account Procedures and the conditions set forth in this Section 6(f)(ii). On the Change in Control Date, the Employee shall cease to receive Base Salary and Annual Bonus payments, and the Company shall deposit into the Retention Account an amount (the “Retention Amount”) equal to (A) $1,800,000, if the Change in Control Date shall occur before June 30, 2010 or (B) if the Change in Control Date shall occur on or after June 30, 2010, the product of $1,800,000 multiplied by a fraction (x) the numerator of which is the number of days after the Change in Control Date through and including the Retention Date and (y) the denominator of which is 365. If the Employee’s employment has not been otherwise terminated in accordance with this Agreement (except pursuant to Sections 5(a)(v) or 5(a)(vi)) and the Employee is continuously employed by the Company through the Retention Period such that the Employee’s employment terminates upon the Retention Date pursuant to Section 5(a)(viii) hereof, the Administrator shall distribute the Retention Amount to the Employee in a lump sum payment within thirty (30) days following the Retention Date, subject to and in accordance with the Retention Account Procedures.

(iii) If the Employee becomes entitled to any payment, benefit or distribution (or combination thereof) by the Company or any other Avatar Entity, whether paid or payable pursuant to this Agreement or any other plan, arrangement, or agreement with the Company or any other Avatar Entity (the “Payments”), which are or become subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced by an amount not to exceed $250,000 until no portion of such Payments would be subject to Excise Tax. The reduction of the Payments, if applicable, shall be made by reducing the cash portion of the Payments under the following sections in the following order: (A) Section 6(f)(ii), and (B) Section 6(d). Notwithstanding the foregoing, if the reduction in the Payments required so that no portion of the Payments are subject to the Excise Tax would be greater than $250,000, then the Employee in his sole discretion may elect whether or not to reduce the Payments to avoid the Excise Tax. In such case, if the Employee elects not to reduce the Payments then the Employee shall be responsible for the payment of the Excise Tax.

(g) No Other Payments. Except as provided in this Section 6 and except as may otherwise be provided pursuant to any written incentive award agreement between the Employee and any Avatar Entity, the Employee shall not be entitled to receive any other payments or benefits from the Company due to the termination of his employment, including but not limited to, any employee benefits under any of the Company’s or Avatar’s employee benefits plans or programs (other than at the Employee’s expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 or pursuant to the terms of any pension plan which the Company or Avatar may have in effect from time to time) or any right to be paid severance pay. If the Employee is entitled to any notice or payment in lieu of any notice of termination required by Federal, State or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the Company’s obligation to make payments pursuant to Section 6(d) shall be reduced by the amount of any such payment in lieu of notice.

(h) Conditions to Payments upon Termination of Employment. Notwithstanding anything to the contrary contained in this Agreement, all payments and benefits to the Employee provided pursuant to this Section 6 shall be subject to the Employee’s compliance with Section 4.

7. Employment after the Employment Term. No later than January 2, 2009, the Company shall enter into negotiations, in good faith, with the Employee regarding the continued employment of the Employee with the Company after the Term of Employment; provided that if the Employee and the Company shall fail to enter into a new agreement prior to the expiration of the Term of Employment, the Employee’s employment shall terminate in accordance with Section 5(a)(i) hereof.

8. No Conflicting Agreements; Indemnification.

(a) The Employee hereby represents and warrants that he is not a party to any agreement, or non-competition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), which would in any way conflict with or limit his ability to commence work on the first day of the Term of Employment or would otherwise limit his ability to perform all responsibilities in accordance with the terms and subject to the conditions of this Agreement.

(b) The Employee agrees that the compensation provided in Section 3 represents the sole compensation to be paid to the Employee in respect of the services performed or to be performed for the Avatar Entities by the Employee (other than any incentive compensation paid or to be paid to the Employee pursuant to any written incentive award agreement between the Employee and any Avatar Entity). The Employee further agrees that should there be a determination that for federal, state, local and/or other tax purposes, the Employee’s compensation for services performed for any of the Avatar Entities is greater than the amounts payable hereunder, the Employee will indemnify and hold harmless the Avatar Entities against any and all liabilities, losses, and expenses including, but not limited to, any additional taxes, penalties and interest, and attorneys’ and accountants’ fees arising out of, resulting from or relating to such determination.

9. Section 409A of the Code.

(a) If any payment, compensation or other benefit provided to the Employee in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is a specified employee as defined in Section 409A(a)(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or earlier death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Employee during the period between the date of termination and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Employee that would not be required to be delayed if the premiums therefor were paid by the Employee, the Employee shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Employee an amount equal to the amount of such premiums paid by the Employee during such six-month period promptly after its conclusion. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(b) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(c) The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Employee the after-tax economic equivalent of what otherwise has been provided to the Employee pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

10. Deductions and Withholding. The Employee agrees that the Company shall withhold from any and all compensation required to be paid to the Employee pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Employee’s coverage under applicable employee benefit plans.

11. Entire Agreement. This Agreement, the letter agreement dated as of May 20, 2005, among the Company, Avatar and the Employee, and for purposes of the definition of “Retention Amount,” the 2008-2010 Earnings Participation Award Agreement, dated as of April 15, 2005, between Avatar and the Employee, embody the entire agreement of the parties with respect to the Employee’s employment and supersedes any other prior oral or written agreements between the Employee and any Avatar Entity (including the Original Agreement). This Agreement may not be modified or terminated orally but only by an agreement in writing signed by the parties hereto.

12. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. The waiver by the Employee of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

13. Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida, regardless of where the Employee is in fact required to work.

14. Jurisdiction. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement (including the Retention Account Procedures) shall be instituted in a federal or state court in Dade County or Broward County in the State of Florida and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

15. Assignability. The obligations of the Employee may not be delegated and, except as expressly provided in Section 6(b) relating to the designation of beneficiaries, the Employee may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Employee agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to, and may be assumed by and become binding upon and may inure to the benefit of, any Avatar Entity or successor thereof. The term “successor” shall mean, with respect to any Avatar Entity, and any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of such Avatar Entity. Except as expressly provided in Section 6(f) hereof, any assignment by the Company of its rights and obligations hereunder to any affiliate of or successor shall not be considered a termination of employment for purposes of this Agreement.

16. Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court construes any of the provisions of Section 4 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

17. Notices. All notices to the Employee hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:

Jonathan Fels

c/o Avatar Properties Inc.

12th Floor

201 Alhambra Circle

Coral Gables, Florida 33134

with a copy to:

Kluger, Peretz, Kaplan & Berlin, P.L.

201 South Biscayne Blvd.

Suite 1700

Miami, FL 33131

Attention: Eliot Abbott, Esq.

Facsimile: (305) 379-3428

All notices to the Company hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:

Avatar Properties Inc.

12th Floor

201 Alhambra Circle

Coral Gables, Florida 33134

Attention: Chairman of the Board

Facsimile: (305) 441-7876

with a copy to:

Avatar Properties Inc.

201 Alhambra Circle

12th Floor

Coral Gables, Florida 33134

Attention: General Counsel

Facsimile: (305) 441-9927

with a copy to:

Avatar Holdings Inc.

201 Alhambra Circle

12th Floor

Coral Gables, Florida 33134

Attention: Chairman of the Board

Facsimile: (305) 448-7876

and with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: R. Todd Lang, Esq.

Facsimile: (212) 310-8007

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party.

18. Separate Independent Agreements. Notwithstanding anything to the contrary contained in this Agreement, the terms of this Agreement shall not amend, supersede or alter in any way the terms of any other written agreement (other than the letter agreement, dated as of the date hereof, among Avatar, the Company and the Employee) between the Employee, on the one hand, and the Company or Avatar, on the other hand, except as expressly set forth in such other agreement.

19. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

21. Attorneys’ Fees. In the event that either party hereto commences litigation against the other to enforce such party’s rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys’ fees (including in-house counsel), paralegals’ fees, and legal assistants’ fees through all appeals.

22. Neutral Construction. Each party to this Agreement was represented by counsel, or had the opportunity to consult with counsel. No party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AVATAR PROPERTIES INC.

By:     /s/ Gerald D. Kelfer
Name: Gerald D. Kelfer
Title: Chief Executive Officer

_/s/ Jonathan Fels

Jonathan Fels

ANNEX

Retention Account Procedures

Capitalized terms used but not otherwise defined in this Annex shall have the meanings ascribed to such terms in the Amended and Restated Employment Agreement between Avatar Properties Inc. and Jonathan Fels, dated as of December 22, 2008 (the “Agreement”).

In the event of a Change in Control, the Retention Amount to which the Employee may be entitled pursuant to (i) the Agreement and (ii) the Amended and Restated 2008-2010 Earnings Participation Award Agreement between the Employee and Avatar, dated as of December 22, 2008 (collectively, the “Applicable Agreements”), are subject to the Retention Account Procedures as further described in this Annex.

1. Administrator. These Retention Account Procedures shall be administered by such person or entity as is designated by the Board of Directors of Avatar (the “Board”) on or prior to the Change in Control Date (the “Administrator”); provided, that such Administrator shall be (i) a member of the Board as of the date of the Agreement who is “independent” as defined in the listing standards of The NASDAQ Stock Market, Inc. or (ii) a bank, trust company or similar custodial institution that is free from conflicts of interest with the Avatar Entities and the Employee.

2. Retention Account.

(a) Upon a Change in Control, the Retention Amount shall be deposited into a separate account under the exclusive control of the Administrator (the “Retention Account”).

(b) Any cash to be deposited into the Retention Account may be held in an interest-bearing bank account, invested by the Administrator in short-term U.S. government securities or other short-term investments to be determined by the Administrator in its sole discretion. Any income derived from such deposits or investments shall be deposited in the Retention Account and shall be distributed in accordance with these Retention Account Procedures.

(c) If (i) the Employee is continuously employed by any of the Avatar Entities through the Retention Period until the Retention Date, then within thirty (30) days following the Retention Date, the Administrator shall distribute in a lump sum payment the Retention Amount to the Employee, or (ii) the Employee’s employment is terminated for any reason prior to the Retention Date, subject to paragraph (d) below, Avatar (or its successor) and the Employee shall notify the Administrator, in a writing signed by the Employee and Chairman of the Board of Avatar (or its successor) (the “Joint Notice”), of the agreement between Avatar and the Employee directing the Administrator to disburse the Retention Amount pursuant to the Applicable Agreements.

(d) The Administrator shall have no right to make an independent determination as to the circumstances in which the Employee’s employment was terminated or as to its duty to disburse monies or other property from the Retention Account. If, at any time, there shall exist any dispute between Avatar (or its successor) and the Employee as to the employment status of the Employee, the circumstances in which such employment was terminated or the holding or disposition of monies and/or property from the Retention Account, the Administrator may (i) refrain from disbursing any monies and/or property from the Retention Account until (x) the rights of Avatar (and any successor) and the Employee (or Employee’s heirs, executors or administrators) with respect to such monies and/or property shall have been fully and finally adjudicated by a non-appealable final order, decree or judgment of a court of competent jurisdiction or (y) all such disputes shall have been resolved and the Administrator shall have received a Joint Notice to that effect or (ii) deposit the monies and/or property held in the Retention Account in the registry of a court of competent jurisdiction pending full and final adjudication pursuant to the rules of procedure governing practice in such court.

3. Administration of the Retention Account by the Administrator.

(a) Prior to the Change in Control Date, the Board shall establish a cash reserve fund in an amount to be available to the Administrator for any and all of its expenses or costs incurred in connection with these Retention Account Procedures. All expenses and costs shall be paid out of the reserve fund, and to the extent that the amount in the reserve fund is insufficient to cover such expenses and costs, Avatar (or its successor) shall promptly make the requisite payment to cover such expenses and costs.

(b) The Administrator shall have the right to engage counsel and otherwise seek advice with respect to these Retention Account Procedures and the obligations of the Administrator hereunder.

(c) The Administrator shall have no obligation or liability to the Employee or Avatar (or its successor) except for acts or omissions not in good faith. Avatar (and its successor) shall indemnify the Administrator and hold the Administrator harmless against any liability arising out of these Retention Account Procedures except in the case of acts or omissions not in good faith.

(d) Avatar and the Employee agree to execute such agreements, documents or certificates as are reasonably necessary or advisable in order to effect these Retention Account Procedures.

SCHEDULE I

Existing Brookman-Fels Projects and Licensees

1.	Brookman-Fels at Harbor Islands, Inc.

2.	Brookman-Fels Organization, Inc.

3.	Brookman-Fels and Associates, Inc.

4.	Brookman-Fels at Treasure Trove, Inc.

5.	Brookman-Fels at Country Club Estates, Inc.

6.	Brookman and Fels at the Sanctuary, Inc.

7.	Brookman-Fels of South Florida, Inc.

8.	Brookman-Fels Custom Builders, Inc.

9.	Brookman-Fels Home and Design, Inc.

10.	Brookman-Fels Management Corporation

11.	Brookman-Fels at Presidential Estates, Inc.

12.	Brookman-Fels Construction Corp.

13.	Brookman-Fels Builders, Inc.

14.	Sunset Point at Silver Lakes, Ltd. (d/b/a

Brookman-Fels — Zuckerman Group)

15.	Parkland Communities, Inc. (d/b/a

Brookman-Fels — Zuckerman Group)